Exhibit 99.2
Consent to be Named as a Director Nominee
In connection with the filing by Kaltura, Inc. of the Registration Statement on Form S-1 (No. 333-253699) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Kaltura, Inc. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments and supplements thereto.
Dated:  March 23, 2021

/s/	Ronen Faier
Name: Ronen Faier